Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2005 Virgin America Inc. Stock Incentive Plan, Virgin America Inc. 2014 Equity Incentive Award Plan, and the 2014 Employee Stock Purchase Plan of our report dated July 25, 2014 (except Note 1, as to which the date is November 7, 2014), with respect to the consolidated financial statements of Virgin America Inc. included in the Registration Statement on Form S-1, as amended (Registration No. 333-197660), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

November 18, 2014